UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 21, 2019

Voyager Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	001-37625	46-3003182
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Sidney Street Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (857) 259-5340

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

Collaboration and Option Agreement

On February 21, 2019, Voyager Therapeutics, Inc. (the “Company”) entered into an exclusive collaboration and option agreement (the “Collaboration Agreement”) with AbbVie Ireland Unlimited Company (“AbbVie”) for the research, development and commercialization of adeno-associated virus (“AAV”) and other virus-based gene therapy products directed against pathogenic species of alpha-synuclein for the potential treatment of Parkinson’s disease and other synucleinopathies.

Collaboration and AbbVie Options. Under the Collaboration Agreement, the Company and AbbVie have agreed to collaborate on the research and development of specified vectorized antibody compounds (each, a “Research Compound”) comprised of an AAV or other viral capsid and a virus vector genome that encodes one or more antibodies that target and bind to the alpha-synuclein protein.  The collaboration is comprised of a research period (the “Research Period”) and a development period (the “Development Period”).

Research Period and AbbVie Development Option.  During the Research Period, the Company is obligated to conduct research activities directed to constructing one or more virus vectors that encode antibodies designated by AbbVie (each such antibody, an “AbbVie Designated Antibody” and each such virus vector encoding an AbbVie Designated Antibody, a “Research Compound”). The Company is obligated to use diligent efforts to conduct antibody engineering and other research activities to create Research Compounds and to develop product candidates containing or comprised of such Research Compounds (“Product Candidates”). The Company is solely responsible for its costs and expenses during the Research Period.  During a specified portion of the Research Period (the “Development Option Period”), AbbVie may exercise one or more of its exclusive development options (each, a “Development Option”) to select up to a total of four Research Compounds (the “Selected Research Compounds”) and their corresponding Product Candidates (the “Selected Product Candidates”) to proceed to the Development Period.

Development Period and AbbVie License Option.  During the Development Period, the Company is obligated to use diligent efforts to conduct development activities, including Investigational New Drug Application-enabling and Phase 1 clinical trial activities, for the Selected Research Compounds and corresponding Selected Product Candidates.  The Company is solely responsible for its costs and expenses during the Development Period.  During a specified portion of the Development Period (the “License Option Period”), AbbVie may exercise its exclusive license option (the “License Option”) to further develop and commercialize all of the Research Compounds (the “Licensed Compounds”) and corresponding Product Candidates (the “Licensed Products”).  Upon AbbVie’s exercise of its License Option, the Company has agreed to grant to AbbVie an exclusive, worldwide license, with the right to sublicense, under certain of the Company’s intellectual property rights to develop and commercialize the Licensed Compounds and the Licensed Products for all human diagnostic, prophylactic and therapeutic uses (the “License”).  In addition, after AbbVie’s exercise of the License Option, the Company has certain obligations to complete any remaining research and development activities that have not been completed for any Research Compounds and Product Candidates.

Governance.  The Company’s research and development activities are to be conducted pursuant to the plans agreed to by the parties and overseen by a joint governance committee (“JGC”) comprised of an equal number of representatives from each of the Company and AbbVie.  Prior to AbbVie’s exercise of its License Option, the Company has final decision-making authority within the JGC, subject to specified limitations; thereafter, AbbVie is entitled to final decision-making authority, subject to specified limitations.  Any material amendment to the research or development plans, however, must be mutually agreed to by the parties, which may be through the JGC.

Commercialization. Under the Collaboration Agreement, AbbVie is required to use commercially reasonable efforts to develop and commercialize at least one Licensed Product in each of the United States, Japan, the United Kingdom, Germany, France, Italy and Spain.  After exercise of the License Option, AbbVie is solely responsible for all development and commercialization activities relating to Licensed Compounds and Licensed Products at its sole cost and expense (subject to the Company’s obligation to complete any remaining research and development activities set forth in the agreed-upon plans).

Manufacturing. During both the Research Period and the Development Period, the Company is solely responsible for the manufacture and supply of all pre-clinical and clinical requirements for the Research Compounds and Product Candidates.  If AbbVie exercises its License Option, the Company would be required, at AbbVie’s request, to effect a full transfer of the manufacturing process for each Licensed Compound and corresponding Licensed Product to AbbVie.  Following such transfer, the Company has agreed to disclose, on a continuing basis, all modifications, enhancements and improvements to manufacturing processes for the Licensed Products, and AbbVie has agreed to grant to the Company a non-exclusive, royalty-free license to modifications to the manufacturing process made by AbbVie, in each case, subject to specified limitations.

Financial. Under the terms of the Collaboration Agreement, AbbVie has agreed to pay the Company an upfront payment of $65 million (the “Upfront Payment”) within 15 business days of entry into the Collaboration Agreement.  AbbVie has also agreed to pay to the Company, within 30 days after the applicable exercise date: (1) upon AbbVie’s exercise of a Development Option, (a) $80 million for the first Selected Research Compound and its corresponding Selected Product Candidate and (b) $30 million each for up to three additional Selected Research Compounds and their corresponding Selected Product Candidates, and (2) upon AbbVie’s exercise of the License Option, a one-time payment of $75 million.  The Company is eligible to receive (1) specified regulatory milestone payments for each Licensed Compound of up to an aggregate of $450 million in the case of a Parkinson’s disease indication and up to $185 million in the case of the first indication other than Parkinson’s disease and  $92.5 million for a subsequent non-Parkinson’s disease indication; (2) specified commercial milestone payments for all Licensed Products for all indications up to an aggregate of $500 million; and (3) tiered, escalating royalties in the mid-single digit percentages of aggregate net sales of Licensed Products on a Licensed Compound by Licensed Compound basis.  The royalties are subject to potential reductions for biosimilar market penetration, patent claim expiration, and other provisions, subject to specified limits.  Subject to certain exceptions, each of AbbVie and the Company has agreed to be financially responsible for all payments owed to a third party with which it has contracted for any use of in-licensed intellectual property under the Collaboration Agreement.

Intellectual Property.  Under the terms of the Collaboration Agreement, each party owns the entire right, title and interest in and to all know-how and patent rights first made or invented solely by it or its affiliates or its or their sublicensees in the course of the collaboration, with certain specified exceptions.  Also subject to specified exceptions, the parties jointly own all rights, title and interest in and to all know-how and patent rights first made or invented jointly by such party or its affiliates or its or their sublicensees in the course of the collaboration.  Regardless of whether AbbVie has exercised a Development Option or the License Option, the Company has agreed to grant AbbVie perpetual, exclusive or non-exclusive (as the case may be), worldwide licenses to certain know-how and patent rights developed by the Company or jointly by the parties arising from the collaboration.

Exclusivity.  During the term of the Collaboration Agreement, (1) neither party nor any of its respective affiliates is permitted to directly or indirectly exploit any vectorized antibody compound targeting the alpha-synuclein protein (the “Vectorized Antibody Exclusivity”) and (2) neither the Company nor any of its affiliates is permitted to directly or indirectly exploit any AbbVie Designated Antibody (the “AbbVie Designated Antibody Exclusivity”), in each case subject to specified exceptions, including AbbVie’s conduct of basic research.

Termination.  Unless earlier terminated, the Collaboration Agreement expires on the earliest to occur of the expiration of (1) the Development Option Period, without AbbVie’s exercise of a Development Option; (2) the License Option Period, without AbbVie’s exercise of its License Option; and (3) the last-to-expire royalty term with respect to all Licensed Products in all countries.  Subject to a cure period, either party may terminate the Collaboration Agreement, in whole or, in the case of the Company, in part, subject to specified conditions, in the event of the other party’s uncured material breach.  Either party may also terminate, subject to specified conditions, for insolvency of the other party, certain failures or delays to obtain certain regulatory clearances of the collaboration, or a joint determination of scientific infeasibility by the parties.  AbbVie may terminate the Collaboration Agreement (1) without cause, in its entirety or, after its exercise of the License Option, on a country-by-country basis, with 180 days’ prior written notice or (2) for the Company’s non-compliance with certain anti-bribery or anti-corruption covenants.  The Company may terminate the Collaboration Agreement, subject to specified conditions, if AbbVie or its affiliates challenge the validity or enforceability of certain Company or jointly-held intellectual property rights.

Upon termination in certain cases, the Vectorized Antibody Exclusivity and AbbVie Designated Exclusivity survives until the third anniversary of the termination date.  If the parties mutually agree to terminate for infeasibility or AbbVie terminates for the Company’s failure to deliver a final research or development report, neither the Company nor any of its affiliates may directly or indirectly exploit a vectorized antibody compound that targets or binds to the alpha-synuclein protein for 18 months after the termination date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOYAGER THERAPEUTICS, INC.

Date: February 22, 2019	By:	/s/ G. Andre Turenne
G. Andre Turenne
President and Chief Executive Officer